UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective December 20, 2012, upon the approval of the compensation committee of the board of directors of XenoPort, Inc. (the “Company” or “XenoPort”), as delegated by the board of directors, Kenneth C. Cundy, Ph.D., was transitioned from his position as a XenoPort Fellow to serve in a regular (not transitional) full-time capacity as the Company’s Chief Scientific Officer, and the Company entered into an amended and restated severance rights agreement with Dr. Cundy (the “Amended and Restated Severance Rights Agreement”). Previously, in June 2012, Dr. Cundy transitioned from his position as the Company’s senior vice president of preclinical and clinical sciences to the transitional position of XenoPort Fellow.

Pursuant to the Amended and Restated Severance Rights Agreement, Dr. Cundy will continue to report to the chief executive officer, receive his current annual base salary of $362,400 and be eligible to participate in the XenoPort, Inc. Corporate Bonus Plan. The equity awards previously granted to Dr. Cundy by the Company will also continue in effect in accordance with their original terms. The Amended and Restated Severance Rights Agreement further provides that, in exchange for a full general release of claims, Dr. Cundy shall be entitled to receive: (i) in the event of a termination by the Company without Cause (as defined in the Amended and Restated Severance Rights Agreement) and other than as a result of death or disability, or a resignation for Good Reason (as defined in the Amended and Restated Severance Rights Agreement) (either such termination, a “Qualifying Termination”), in either case outside of the period beginning three months prior to, and ending 18 months after the closing of, a Change of Control (as defined in the Amended and Restated Severance Rights Agreement) (such 21-month period, the “Change of Control Period”), (a) continued payment of his annual base salary for 12 months, (b) a prorated bonus for the year of termination, paid in a lump sum and (c) payment of up to 12 months of premiums under COBRA; and (ii) in the event of a Qualifying Termination during the Change of Control Period, (a) continued payment of his annual base salary for 18 months, (b) 150% of his target bonus for the year of termination, paid over 18 months, (c) a prorated target bonus for the year of termination, paid in a lump sum, (d) payment of up to 18 months of premiums under COBRA and (e) full acceleration of the service-based vesting of his equity awards.

The foregoing summary of the Amended and Restated Severance Rights Agreement with Dr. Cundy is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Severance Rights Agreement to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC. (Registrant)

Dated: December 21, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer